Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 30, 2026, with respect to the combined financial statements in the Annual Report of ARKO Petroleum Corp. on Form 10-K for the year ended December 31, 2025. We consent to the incorporation by reference of said reports in the Registration Statement of ARKO Petroleum Corp. on Form S-8 (File No. 333-294075).

/s/ GRANT THORNTON LLP

Charlotte, North Carolina

March 30, 2026